Exhibit 99.5

STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (this “Agreement”) is entered into as of December 10, 2024 (the “Effective Date”) by and between Psychemedics Corporation, a Delaware corporation (the “Company”), and 3K Limited Partnership, a Delaware limited partnership (the “Selling Stockholder”). The Company and Selling Stockholder are each referred to herein as a “Party” and collectively, the “Parties”.

WHEREAS, the Selling Stockholder owns 1,409,712 shares of the Company’s common stock, par value $0.005 per share (the “Common Stock”), which the Selling Stockholder purchased on December 3, 2024, from the Company pursuant to the Stock Purchase Agreement (the “SPA”), dated as of August 12, 2024, by and between the Company, the Selling Stockholder, and the other Investors named therein (the “Purchase”) to provide the Company with (a) finance to purchase fractional shares of Common Stock (the “Cash-Out”) resulting from a reverse stock split (the “Reverse Stock Split”) of the Common Stock that was effectuated by the Company, and (b) $500,000 for working capital and other general corporate purposes in the Company’s sole discretion;

WHEREAS, in connection with the completion of the Reverse Stock Split and closing contemplated by the SPA, the Company issued 1,409,712 shares of Common Stock to the Selling Stockholder pursuant to the SPA based on available estimates of the funds required for the Company to purchase all of the fractional share interests that resulted from the Reverse Stock Split, and the Company wishes to repurchase from the Selling Stockholder, shares of Common Stock held by the Selling Stockholder upon the terms and conditions provided in this Agreement, at the same price as used with the Purchase;

WHEREAS, the uninterested members of the Company’s Board of Directors previously approved the transactions contemplated by the SPA, as recommended by the Transaction Committee of the Company’s Board of Directors, comprised solely of independent directors; and

WHEREAS, the Company intends to use cash on its balance sheet to complete the Repurchase (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1.              Repurchase.

(a)            Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Selling Stockholder shall sell to the Company, and the Company shall purchase, acquire and accept from the Selling Stockholder, 320,708 shares of Common Stock held by the Selling Stockholder (the “Repurchase Shares”) at a purchase price of $2.35 per share, or an aggregate purchase price of $753,663.80 (the “Aggregate Purchase Price”), which is the same price at which the shares were purchased (such transaction, the “Repurchase”).

(b)           The closing of the Repurchase (the “Closing”) shall take place on the date hereof at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, or at such other time and place as may be agreed upon by the Company and the Selling Stockholder. At the Closing, (i) the Selling Stockholder shall deliver to the Company the Repurchase Shares and (ii) the Company shall to deliver to the Selling Stockholder by wire transfer of immediately available funds the Aggregate Purchase Price. Immediately following the Closing, the Company shall cancel the Repurchase Shares, including, without limitation, any right of the Selling Stockholder to receive any dividends or other distributions with respect to the Repurchase Shares.

2.              Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants to the Selling Stockholder that:

(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement.

(b)           The Company is a reporting company under the Securities Exchange Act of 1934, as amended, and the Common Stock is listed on the Nasdaq Stock Market. Notwithstanding the listing of the Common Stock, the Company acknowledges and agrees that the Repurchase as contemplated by this Agreement will be executed pursuant to the terms and conditions of this Agreement and will be settled directly between the Company and the Selling Stockholder through the facilities of the Company’s transfer agent.

(c)            All consents, approvals, authorizations and orders necessary for the execution and delivery by the Company of this Agreement and for the purchase by the Company of the Repurchase Shares hereunder have been obtained, except for such consents, approvals, authorizations and orders as would not impair in any material respect the consummation of the Company’s obligations hereunder; and the Company has full right, power and authority to enter into this Agreement and to purchase the Repurchase Shares.

(d)           The execution, delivery and performance by the Company of this Agreement is within the powers of the Company, has been duly authorized and will not constitute or result in a breach or default under or conflict with any federal or state statute, rule or regulation applicable to the Company, any order, ruling or regulation of any government, governmental authority or court, or any agreement or other undertaking, to which the Company is a party or by which the Company is bound, and will not violate any provisions of the Company’s charter documents, including its incorporation, organization or formation papers, or bylaws, as may be applicable. The signature on this Agreement is genuine, and the signatory has been duly authorized to execute the same, and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(e)            The Company has sufficient cash available to pay the Aggregate Purchase Price to the Selling Stockholder at the Closing on the terms and conditions contained herein.

3.              Representations of the Selling Stockholder. In connection with the transactions contemplated hereby, the Selling Stockholder represents and warrants to the Company that:

(a)            The Selling Stockholder has been duly formed and is validly existing in good standing under the laws of its jurisdiction of organization or formation.

(b)           The Selling Stockholder is the record and beneficial owner of the Repurchase Shares free and clear of all liens, encumbrances, equities and claims, and, assuming that the Company purchases such Repurchase Shares without notice of any adverse claim, upon sale and delivery of, and payment for, such securities, as provided herein, the Company will own the securities, free and clear of all liens, encumbrances, equities and claims whatsoever.

(c)            The Selling Stockholder has received all information it considers necessary or appropriate for deciding whether to consummate the Repurchase. The Selling Stockholder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Company’s purchase of the Repurchase Shares and the business and financial condition of the Company, and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to them or to which it had access. The Selling Stockholder has had the opportunity to discuss with its tax advisors the consequences of the Repurchase. The Selling Stockholder has not received, nor is it relying on, any representations or warranties from the Company other than as a provided herein, and the Company hereby disclaims any other express or implied representations or warranties with respect to itself.

4.              Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one (1) business day after being sent, if sent by reputable, internationally recognized overnight courier service, or (iv) three (3) business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

To the Company:

Psychemedics Corporation

5220 Spring Valley Road

Dallas, TX 75254

Attn: Brian Hullinger, President and Chief Executive Officer

With a copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: Matthew J. Gardella; Matthew W. Tikonoff

To the Selling Stockholder:

3K Limited Partnership

c/o Peter Kamin

c/o David E. Danovich

Sullivan & Worcester LLP

1251 Avenue of Americas

New York, NY 10020

Attn: David E. Danovich

With a copy to (which shall not constitute notice):

Sullivan & Worcester LLP

1251 Avenue of Americas

New York, NY 10020

Attn: Joseph E. Segilia; Angela Gomes

or such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party.

5.              Miscellaneous.

(a)            Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any Party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of one year.

(b)           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)            Complete Agreement. This Agreement and any other agreements ancillary hereto and executed and delivered on the date hereof embody the complete agreement and understanding between the Parties with respect to the Repurchase and supersede and preempt any prior understandings, agreements, or representations by or among the Parties, written or oral, which may have related to the Repurchase in any way.

(d)           Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e)            Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of and be enforceable by the Selling Stockholder and the Company and their respective successors and permitted assigns. Any purported assignment not permitted under this paragraph shall be null and void.

(f)            No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the Parties to this Agreement and such successors and permitted assigns.

(g)           Governing Law; Jurisdiction. This Agreement, and all matters, claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or in connection with or relate to this Agreement or the negotiation, execution, enforceability or performance of this Agreement (including any matter claim or cause of action based upon, arising out of or in connection with or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts

(whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(h)           Mutuality of Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of the Agreement.

(i)             Remedies. The Parties hereto agree and acknowledge that money damages will not be an adequate remedy for any breach of the provisions of this Agreement, that any breach of the provisions of this Agreement shall cause the other Parties irreparable harm, and that any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

(j)             Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Selling Stockholder and the Company. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement, nor shall any waiver constitute a continuing waiver. No failure by any Party to insist upon strict performance of any of the provisions of this Agreement or to exercise any right or remedy arising out of a breach thereof shall constitute a waiver of any other provisions or any other breaches of this Agreement.

(k)           Confidentiality. The Parties hereto agree that this Agreement and the specific terms and conditions thereof will remain confidential and will not directly or indirectly disclose the terms or conditions to any other person; provided, however, that the Parties may disclose this Agreement and its terms and conditions: (i) as necessary to effectuate the terms of and enforce rights under this Agreement; (ii) as necessary to satisfy disclosure obligations imposed by legal process or court order; (iii) as necessary to comply with other laws, reporting requirements or generally accepted accounting principles; (iv) as necessary and in the ordinary course of business, to the Parties’ attorneys, accountants, auditors, investors, insurers, reinsurers, and regulators, provided that the entity to which the disclosure is made is advised that this Agreement and its terms are subject to this confidentiality provision; (v) as agreed to by the Parties in writing; or (vi) as required by federal securities law in connection with any filing with the U.S. Securities and Exchange Commission. If a disclosure is required as indicated in (ii) above, the disclosing Party will give the other parties written notice prior to such disclosure.

(l)             Further Assurances. Each of the Company and the Selling Stockholder shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.

(m)          Expenses. Each of the Company and the Selling Stockholder shall bear their own respective expenses in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(n)           Interpretation. The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the Effective Date.

Company:

PSYCHEMEDICS CORPORATION

By: /s/ Brian Hullinger

Name:  Brian Hullinger

Title: President and Chief Executive Officer

Selling Stockholder:

3K LIMITED PARTNERSHIP

By: /s/ Peter H. Kamin

Name: Peter H. Kamin

Title: General Partner

[Signature Page to Stock Repurchase Agreement]